Exhibit 10.16

Juno Therapeutics, Inc.

307 Westlake Avenue North, Suite 300

Seattle, WA 98109

January 13, 2014

Mark Frohlich

Dear Mr. Frohlich:

I am pleased to offer you a position with Juno Therapeutics, Inc. (the “Company”) as its Chief Medical Officer and Executive Vice President of Research and Development, reporting to an officer to be determined by the Company in its sole discretion. Commencing on the date hereof, and during your employment term with the Company, you will receive an annual base salary of $400,000, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. As an employee, you also will be eligible to participate in the employee benefit plans maintained by the Company of general applicability to other employees of the Company.

Should you accept the Company’s offer of employment, the Company will pay you a signing bonus of $200,000, less applicable withholding, within thirty (30) days of your start date.

You will be considered for an annual incentive bonus with a target equal to 30% of your annual base salary upon attainment of certain performance objectives to be determined by the Board (the “Bonus”). The attainment of the performance objectives will be determined by the Board. Your Bonus, if earned, will be payable no later than the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the bonus is earned or (ii) March 15 following the calendar year in which the Bonus is earned.

In addition, it will be recommended that the Company’s Board grant you promptly after the date hereof 3,750,000 restricted shares of the Company’s Common Stock (the “Restricted Shares”). 2,500,000 of the Restricted Shares (the “Time-Based Restricted Shares”) shall vest as follows: 25% of the Time-Based Restricted Shares shall vest on the one (1) year anniversary of the date this letter is executed, and 1/48 of the Time-Based Restricted Shares shall vest on each monthly anniversary thereafter, subject to your continuing to be a service provider of the Company through the applicable vesting dates. 1,250,000 or the Restricted Shares (the “Performance-Based Restricted Shares”) shall vest as follows: (i) 625,000 of the Performance-Based Restricted Shares shall vest upon the first dosing of the first patent with a fully humanized CAT T cell product of the Company in a trial intended to be a pivotal trial for either non-Hodgkin’s lymphoma (NHL) or an alternative second commercial indication should the

Company choose to prioritize that indication over NHL, and (ii) 625,000 of the Restricted Shares shall vest on the date that the Federal Drug Administration approves the Company’s first product for sale to the general public, subject in each case to your continuing to be a service provider through such date. As used herein, “pivotal trial” means a trial that produces data sufficient to obtain FDA approval for the sale of applicable product for the applicable target indication. The Restricted Shares will be subject to the terms and conditions of the Company’s equity incentive plan as then in effect (the “Plan”) and a restricted stock award agreement thereunder in the form attached hereto as Exhibit A, including vesting requirements. Notwithstanding the foregoing, if the Company experiences a “Change in Control”, as defined in the Plan, and you continue to provide services to the Company through the date of such Change in Control, any then-outstanding Restricted Shares will fully vest.

In addition, you will be eligible to receive a cash bonus of $2 million on the date that the Company’s investors in Series A Preferred Shares receive dividends or distributions constituting an aggregate return on investment that is equal to or greater than the product of their original investment and fifteen (15), as determined by the Board in good faith and in its sole discretion, provided that you remain a service provider of the Company through such date (the “Investment Bonus”). The Investment Bonus, if earned, will be paid to you less applicable withholding no later than the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the Investment Bonus is earned or (ii) March 15 following the calendar year in which the Investment Bonus is earned.

During your employment, you shall be authorized to incur reasonable documented expenses in the performance of your duties. The Company shall reimburse you for all such expenses promptly after the presentation by you of itemized documentation reflecting such expenditures, all in accordance with the Company’s procedures and policies as adopted and in effect from time to time. Further, the Company shall reimburse you for up to $7,500 in documented legal expenses incurred in connection with the negotiation of this letter.

You should be aware that your employment with the Company will be for no specified period and will constitute at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two (2) weeks’ notice.

If the Company terminates your employment other than for Cause, death or disability, or if you terminate your employment for Good Reason, then you will be entitled to receive, subject to your executing and delivering to the Company, after such termination of employment, a written general release and a consulting agreement that requires you to provide reasonable transition services, each in forms satisfactory to the Company (collectively, the “Release”), that become effective and irrevocable by the sixtieth (60th) day following your termination of employment (the “Release Deadline Date”), continuing payments of severance pay (less applicable withholding taxes) for a period of nine (9) months (the “Severance Period”) to be paid periodically in accordance with the Company’s normal payroll policies at a rate equal to the sum of your monthly base salary rate, in each case as in effect immediately prior to your termination (but without taking into account any reduction of your base salary in breach of this letter). The Company will deliver the forms of Release to you within five (5) days following the termination of your employment without Cause. Notwithstanding the foregoing, if the Release does not become effective and irrevocable by the Release Deadline Date, you will forfeit any right to severance payments or other separation benefits under this letter. In no event will severance payments or other separation benefits be paid or provided until the Release actually becomes effective and irrevocable. Except as required by the following paragraph, if the Release becomes effective by the Release Deadline Date, severance payments and other separation benefits under this letter will commence on the Release Deadline Date. Except as required by the following paragraph, any installment payments that would have been made to you during the period from the date of your termination of employment through the date the Release becomes effective and irrevocable but for the preceding sentence will be paid to you on the Release Deadline Date, and the remaining payments will be made as provided in this letter.

Notwithstanding anything to the contrary in this letter, any severance payments or benefits under this letter that would be considered deferred compensation (the “Deferred Payments”) under Section 409A of the Internal Revenue Code (as it has been and may be amended from time to time) (the “Code”) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder (“Section 409A”) will not be paid until you have experienced a “separation from service” within the meaning of Section 409A. Additionally, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service, then the Deferred Payments that would otherwise be due to you on or within the six (6) month period following your separation from service but for this paragraph, will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination (such rule, the “Six Month Delay Rule”). All subsequent Deferred Payments following the application of the Six Month Delay Rule, if any, will be payable in accordance with the payment schedule applicable to each payment. It is the intent of this letter to comply with the requirements of Section 409A so that none of the severance payments will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

If your employment hereunder is terminated, you are not required to seek other employment or to attempt in any way to reduce any amounts payable to you by the Company. Further, the amount of any payment or benefit provided for hereunder shall not be reduced by any compensation earned by you as a result of your employment by another employer, by retirement benefits, or otherwise.

For purposes of this letter, “Cause” means (i) a willful act of dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by you that the Board reasonably determines has had or will have a detrimental effect on the Company’s reputation or business; (iii) your gross misconduct, (iv) your willful and material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) your willful material breach of any obligations under any written agreement or covenant with the Company; or (vi) your continued substantial failure to perform your employment duties (other than as a result of your physical or mental incapacity) after you have received a written demand of performance from the Board that specifically sets forth the factual basis for the Board’s determination that you have not substantially performed your duties and have failed to cure such non-performance to the Board’s reasonable satisfaction within ten (10) business days after receiving such notice. For purposes of this paragraph, no act or failure to act shall be considered willful unless it is done in bad faith and without reasonable intent that the act or failure to act was in the best interest of the Company. Any act, or failure to act, based upon authority or instructions given to you pursuant to a resolution duly adopted by the Board or based on the advice of counsel for the Company will be conclusively presumed to be done or omitted to be done by you in good faith and in the best interest of the Company.

For purposes of this letter, “Good Reason” means your resignation within thirty (30) days following expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your written consent: (i) a material reduction in your base salary; (ii) a material diminution of your duties, responsibilities or reporting lines; (iii) a change in the location of your employment of more than fifty (50) miles; or (iv) the Company’s material breach of the terms of this letter. You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice (during which the grounds have not been cured).

You acknowledge and agree that you will disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Please notify the Company immediately if this is not the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook, which the Company will soon complete and distribute.

You are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement mutually and reasonably agreed to by the Company and you within seven (7) days of the date hereof which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Agreement by January 20, 2014 or the terms and provisions of this letter shall terminate. To accept the Company’s terms of employment described herein, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

We look forward to continuing to work with you at Juno Therapeutics, Inc.

Sincerely,

/s/ Hans Bishop
Hans Bishop Chief Executive Officer, Juno Therapeutics, Inc.

Agreed to and accepted:

Signature: /s/ Mark Frohlich

Printed Name: Mark Frohlich

Date: 13 January 2014

Enclosures

    Duplicate Original Letter